Exhibit 10.6

October 28, 2025

Dear Mr. Bronfman:

In recognition of your contributions to FuboTV Inc. (the “Company”) and to encourage and incentivize you to remain employed by the Company, we are delighted to provide you with the special retention compensation described in this letter agreement (this “Agreement”), subject to the terms of this Agreement. If the Closing does not occur for any reason, this Agreement shall be null and void ab initio and of no force and effect. Defined terms used in this Agreement without definition shall have the meanings given to such terms in the Business Combination Agreement dated as of January 6, 2024, by and among the Company, The Walt Disney Company and Hulu, LLC. At the Closing, you shall receive a retention award in the aggregate amount of $1,500,000, 25% of which will be in the form of cash (the “Retention Bonus”) and 75% of which will be in the form of equity (the “Retention RSUs”), subject to the terms set forth herein.

Cash Retention Bonus

Specifically, you shall receive a Retention Bonus in the amount of $375,000, which shall be paid in a cash lump sum on or as soon as practicable following the Closing Date, subject to your continued employment through the Closing Date (except as provided below). If your employment is terminated without Cause or you resign for Good Reason (each as defined below), in either case, prior to the Closing Date, you shall receive the Retention Bonus, on or as soon as practicable following the Closing Date, subject to your execution of a general release of claims in the form required under the Applicable Severance Arrangement (as defined below) (as applicable, the “Release”), which Release must become effective within 60 days following your termination. For the avoidance of doubt, if your employment is terminated for any reason on or following the Closing Date and prior to the payment date of the Retention Bonus, you shall receive the Retention Bonus.

Retention RSUs

In addition, you will be granted a Retention RSU award of $1,125,000 in the Company’s restricted stock units (“RSUs”) on or as soon as practicable following the Closing Date, subject to your continued employment through the date of grant (except as provided below). The Retention RSUs shall vest as to 33% of the award on the first anniversary of the Closing Date, and the remainder (67%) shall vest on the second anniversary of the Closing Date, subject to your continued employment through the applicable vesting date (except as provided below). Other than as would be inconsistent with this Agreement or as you may otherwise agree, the terms of the Retention RSUs shall be substantially identical to those of the Applicable Severance Arrangement.

If your employment is terminated without Cause or you resign for Good Reason, in either case, prior to the grant of the Retention RSUs, you shall receive the Retention RSUs, on or as soon as practicable following the Closing Date (which shall be fully vested upon grant), subject to your agreement to provide transitional consulting services of at least ten hours per month (subject to your other obligations) through the grant date (such period from the date of your termination of employment described in this sentence through the grant date of the Retention

Exhibit 10.6
RSUs, the “Consulting Period”) as requested by the Company. If your termination without Cause or resignation for Good Reason occurs following the grant of the Retention RSUs, you shall fully vest in your Retention RSUs upon such termination, subject to your execution of the Release.

The number of shares of the Company’s Common Stock subject to the Retention RSUs will be determined by dividing (1) the value of the Retention RSUs described in the third paragraph of this Agreement by (2) the volume weighted average price per share of the Company’s Common Stock for the 30 days preceding the Closing Date; provided, however, that if the number of shares remaining available for issuance under the Company’s 2020 Equity Incentive Plan (“2020 Plan”) as of the Closing Date is not sufficient to cover such number of shares of Common Stock issuable to you under the Retention RSUs, then your Retention RSUs (or any portion thereof that cannot be satisfied in shares of the Company’s Common Stock) shall instead provide for settlement in cash based on the fair market value per share of the Company’s Common Stock on the applicable settlement date unless there are sufficient shares reserved for issuance under the 2020 Plan at the time of settlement. If for any reason the Company is prohibited by applicable law or the terms of the 2020 Plan from granting the Retention RSUs to you as provided in this Agreement, the Company will instead pay to you cash payments economically equivalent to the value you would have received upon vesting and settlement of the Retention RSUs described in the third paragraph of this Agreement had the Retention RSUs been granted to you, in accordance with the vesting schedule set forth herein (subject to any applicable acceleration as provided herein).

You hereby acknowledge and agree (a) to provide transition consulting services to the Company during the Consulting Period, (b) that the Consulting Period shall automatically terminate on the grant date of the Retention RSUs but may be terminated earlier either (i) by you, upon 30 days’ written notice to the Company or (ii) by the Company immediately in the event of your material breach of this Agreement or any restrictive covenants contained herein or to which you are otherwise subject (subject to any applicable notice and cure requirements), (c) in the event the Consulting Period terminates prior to the grant date of the Retention RSUs for any reason, the Retention RSUs shall not be granted, and (d) your sole compensation from the Company for any service during the Consulting Period shall be the grant of the Retention RSUs.

During the course of your employment with the Company and for a period of twelve (12) months following the termination of your employment with the Company (the “Restricted Period”), you will not, without the prior written consent of the Company, be employed by, or otherwise participate in, the Covered Business, provided that it shall not be a violation of this covenant for you to own 5% or less of the equity securities of any entity. For the purposes of this Agreement, “Covered Business” means any business in which the Company and its subsidiaries are materially engaged as of immediately prior to the Closing Date that is in digital multi-channel video programming distribution within the Territory. “Territory” means (i) all states of the United States of America in which the Company conducted business as of the Closing Date; and (ii) any other countries in which the Company conducted material business as of the Closing Date.

You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the non-competition provisions of this Agreement would be inadequate and, in recognition of this fact, you agree that, in the event of such breach or threated breach, in addition to any remedies at law, the Company, without posting any bond, shall be

Exhibit 10.6
entitled to obtain an injunction or other equitable relief. In addition, any payment of the Retention Bonus or Retention RSUs or equity award vesting and severance on or following the Closing of the Retention RSUs or under the Applicable Severance Arrangement or the Stock Option Agreement between you and the Company, dated as of May 19, 2021 (“Stock Option Agreement”) shall be deemed conditioned on compliance in all material respects (after written notice and a 30-day opportunity to cure) with the non-competition covenant of this Agreement and such covenant shall be deemed to be incorporated into this Agreement, the Applicable Severance Arrangement and the Stock Option Agreement.

For purposes of this Agreement, the “Applicable Severance Arrangement” means the Restricted Stock Unit Agreement between you and the Company, dated January 1, 2025.

For purposes of this Agreement, the terms “Cause” and “Good Reason” will have the meanings given to such terms in the Applicable Severance Arrangement.

Section 280G

Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in the next sentence) to the minimum extent necessary to avoid the imposition of the Excise Tax on any portion of the Total Payments, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such unreduced Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. All determinations regarding the application of this paragraph shall be made by Golden Parachute Tax Solutions LLC (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the

Exhibit 10.6
“base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this paragraph, the excess amount shall be returned promptly by you to the Company.

Miscellaneous

All amounts paid to you hereunder shall be subject to applicable tax withholding. You and the Company acknowledge and agree that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York exclusively and without reference to principles of conflicts of laws. The Company and you irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, over any matter related to this Agreement.

The parties intend that any amounts payable under this Agreement comply with or are exempt from Section 409A, and this Agreement shall be administered accordingly. Each payment contemplated by this Agreement will be treated as a separate payment for purposes of Section 409A. However, in no event will the Company reimburse you, or otherwise be responsible for, any taxes or costs that may be imposed on you as a result of Section 409A.

Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s rights and obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

No provision of this Agreement may be modified unless the modification is agreed to in writing by you and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Exhibit 10.6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

FuboTV Inc.

__________________________
Employee:

__________________________
Edgar Bronfman Jr.